Exhibit 99.1

Company Contacts:
Tamara A. Seymour	Pete De Spain
CFO and Vice President, Finance & Administration	Assoc. Director, IR & Corp. Communications
Favrille, Inc.	Favrille, Inc.
(858) 526-8035	(858) 526-2426
tseymour@favrille.com	pdespain@favrille.com

Favrille Reports Second Quarter 2005 Financial Results

San Diego, CA — August 9, 2005 — Favrille, Inc. (Nasdaq: FVRL), a biopharmaceutical company developing targeted immunotherapies for cancer and diseases of the immune system, today reported its financial results for the second quarter of 2005. For the three and six months ended June 30, 2005, the Company reported net losses of $9.4 million and $17.8 million, respectively, compared to net losses of $6.0 million and $11.1 million for the same periods in 2004.

“We made significant progress during the past quarter, particularly in the development of our lead product candidate, FavId®,” said John P. Longenecker, Ph.D., President and Chief Executive Officer of Favrille. “We enrolled the first patient in our European Phase 2 clinical trial in patients with indolent non-Hodgkin’s lymphoma (NHL). Patient enrollment in our pivotal Phase 3 clinical trial evaluating FavId following Rituxan® in patients with follicular B-cell NHL continues to go well, and we maintain our original projection of completing patient enrollment by the end of the year.”

Second Quarter 2005 Financial Review

Research and development expense was approximately $7.6 million and $14.0 million for the three and six months ended June 30, 2005, respectively, compared to approximately $4.3 million and $8.0 million for the same periods in 2004. The increase primarily reflects increases in personnel, raw materials and supplies for the manufacture of FavId and expenses associated with participating clinical sites and other third party vendors to support the pivotal Phase 3 clinical trial.

General and administrative expense was approximately $1.3 million and $2.6 million for the three and six months ended June 30, 2005, respectively, compared to approximately $880,000 and $1.9 million for the same periods in 2004. The increase is due primarily to an increase in personnel and increases in liability insurance and board of directors’ expenses incurred subsequent to the Company’s initial public offering.

For the three and six months ended June 30, 2005, the net loss applicable to common stockholders was $9.4 million and $17.8 million, respectively, compared to $17.9 million and $39.3 million for the same periods in 2004.  The net loss applicable to common stockholders for the three and six months ended June 30, 2004 included deemed dividends of $11.9 million and $28.1 million, respectively, associated with the Company’s Series C Preferred Stock issued in March and April of 2004. Basic and diluted net loss per common share for the three and six months ended June 30, 2005 was $0.47 and $1.10, respectively, compared to $17.11 and $40.72 for the same periods in 2004. Upon completion of the

Company’s initial public offering on February 7, 2005, all of the Company’s outstanding convertible preferred stock converted into approximately 12.2 million shares of common stock.

As of June 30, 2005, Favrille had cash, cash equivalents and short term investments of $51.0 million, compared to $26.6 million at December 31, 2004. The increase is primarily due to the $40.9 million in proceeds, net of underwriters’ discounts and commissions but before expenses, from the Company’s initial public offering, partially offset by net cash used to fund ongoing operations.

“We expect total operating expenses for the full year 2005 to be in the range of $36 million to $38 million, including an estimated $3 million in amortization of non-cash stock-based compensation,” said Tamara A. Seymour, Chief Financial Officer and Vice President, Finance and Administration of Favrille. “We anticipate that the operating expenses will be primarily related to our Phase 3 clinical trial. We expect our cash, cash equivalents and short term investments to be in the range of $30 million to $33 million at the end of 2005, which is consistent with our most recent guidance given in March.”

Recent Highlights

•                    Favrille remains on track to complete patient enrollment in its pivotal Phase 3 clinical trial evaluating FavId following Rituxan in patients with follicular B-cell NHL by the end of 2005. Since initiation of this registration trial in July 2004, 260 eligible patients have been enrolled, which represent more than 75 percent of the required 342 evaluable patients. Favrille anticipates an interim analysis on the secondary endpoint, response rate improvement, during the fourth quarter of 2006 and the final analysis on the primary endpoint, time to disease progression (TTP), during the second half of 2007.

•                    Favrille recently submitted an abstract for the upcoming American Society of Hematology Annual Meeting in December 2005. In preparation for the abstract, the Company reviewed interim data from its Phase 2 clinical trial evaluating FavId following Rituxan in patients with follicular B-cell NHL, which was closed to enrollment in December 2003. These interim data demonstrate that patients in this trial who would be eligible for the ongoing Phase 3 clinical trial have not reached median TTP, which the Company believes supports its ongoing Phase 3 clinical trial in the same patient populations with follicular B-cell NHL.

•                    In June, Favrille announced that the first patient has been enrolled in a Phase 2 clinical trial of FavId in Europe. The physician-sponsored trial is open to patients with all subtypes of indolent B-cell NHL, including several subtypes that were not included in previous clinical trials of FavId.

•                    Favrille was recently issued a U.S. Patent covering the Company’s proprietary immunotherapy production methods for treating B-cell lymphoma.

•                    At the Pan Pacific Lymphoma Conference in July, Favrille presented follow-up data on its Phase 2 clinical trial evaluating FavId as a single agent in relapsed patients with indolent NHL, which closed enrollment in September 2002. Of the 27 evaluable patients enrolled in the trial, five patients continue on study. These five patients have remained progression free for a period of two-and-a-half to three-and-a-half years.

•                    In addition, the Company presented data on early clinically insignificant progressions followed by responses in its Phase 2 trials evaluating FavId as either a single agent or following Rituxan. The results indicated that tumor regression following FavId can occur following a period of initial tumor progression, which the Company believes demonstrates the importance of continuing treatment of patients with either a delayed response or early clinically insignificant progression in future trials of FavId. This principle is incorporated into the design of the Company’s Phase 3 clinical trial.

•                    At the International Conference on Malignant Lymphoma in June, Favrille presented data on prognostic factors from the Company’s Phase 2 clinical trial evaluating FavId following Rituxan. A detailed analysis of multiple variables identified liver involvement and number of prior regimens as significantly associated with a decrease in TTP. The Company believes the data support the ongoing evaluation of FavId in both treatment naïve and less heavily pretreated patients. This principle is also incorporated into the design of Favrille’s Phase 3 clinical trial.

•                    Data from an ongoing Phase 2 clinical trial evaluating FavId following autologous stem cell transplantation (ASCT) in patients with mantle cell and indolent NHL were presented at the American Society of Clinical Oncology meeting in May 2005. Ten out of 13 patients remain in complete remission, ranging from 10 to 43 months since ASCT. These interim results indicated that FavId was well tolerated and induced immune responses following ASCT. The posters from all of the recent meetings are available on the Company’s website at www.favrille.com.

Conference Call and Webcast Information

Favrille management will host a conference call today to discuss the second quarter 2005 financial results at 4:30 p.m. Eastern Time. A live audio webcast of management’s presentation will be available at www.favrille.com. Alternatively, callers may participate in the conference call by dialing 800.798.2796 (domestic) or 617.614.6204 (international). The passcode for the conference call is 57643214. A telephone replay of the call will also be available for 48 hours. Callers may access the telephone replay by dialing 888.286.8010 (domestic) or 617.801.6888 (international), passcode 34209285.

About Favrille, Inc.

Favrille, Inc. is a biopharmaceutical company focused on the research, development and commercialization of targeted immunotherapies for the treatment of cancer and diseases of the immune system. The Company’s lead product candidate, FavId, is based upon unique genetic information extracted from a patient’s tumor. FavId is currently under investigation in a pivotal Phase 3 clinical trial for patients with follicular B-cell NHL and Phase 2 clinical trials in other B-cell NHL indications. The Company is developing additional applications based on its immunotherapy expertise and proprietary manufacturing technology, including a second product candidate, FAV-201, for the treatment of T-cell lymphoma.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Favrille’s product candidates, as well as its proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Favrille’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress and timing of clinical trials for FavId, including potential delays in patient enrollment; difficulties or delays in development, testing, obtaining regulatory approval, manufacturing and marketing FavId or Favrille’s other product candidates; risks associated with achieving projected operating metrics and financial performance; Favrille’s ability to obtain additional financing to support its operations; Favrille’s dependence on single-source suppliers for critical raw materials;

Favrille’s reliance on third parties for clinical testing and marketing; the scope and validity of intellectual property protection for Favrille’s product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; and additional risks discussed in Favrille’s filings with the Securities and Exchange Commission. In addition, conclusions regarding safety and efficacy cannot be made until the results of future clinical trials of longer duration in more patients are known. All forward-looking statements are qualified in their entirety by this cautionary statement. Favrille is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Financial Statements.

FAVRILLE, INC.

(a development stage company)

BALANCE SHEETS

(in thousands, except share and per share data)

	June 30, 2005	December 31, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$45,275	$25,065
Short-term investments	5,750	1,493
Receivable from employees	11	4
Receivable, other	36	15
Prepaid expenses and other current assets	837	694
Total current assets	51,909	27,271
Property and equipment, net	8,931	9,435
Restricted cash	1,606	1,606
Other assets	626	818
Total assets	$63,072	$39,130
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued liabilities	$2,947	$2,603
Current portion of debt	3,081	2,492
Total current liabilities	6,028	5,095
Debt, less current portion	3,874	4,224
Deferred rent	1,065	793
Commitments and contingencies
Redeemable convertible preferred stock, $0.001 par value:
Authorized shares, none at June 30, 2005 and 6,286,014 at December 31, 2004; Issued and outstanding shares— none at June 30, 2005 and 6,140,188 at December 31, 2004	—	43,672
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value 5,000,000 shares authorized at June 30, 2005 and none at December 31, 2004; no shares issued and outstanding at June 30, 2005 and December 31, 2004	—	—
Convertible preferred stock, $0.001 par value:
Authorized shares, none at June 30, 2005 and 7,013,387 at December 31, 2004; Issued and outstanding shares—none at June 30, 2005 and 5,505,330 at December 31, 2004	—	6
Common stock, $0.001 par value:
Authorized shares, 75,000,000 at June 30, 2005 and 15,402,410 at December 31, 2004; Issued and outstanding shares— 20,298,083 at June 30, 2005 and 1,838,714 at December 31, 2004	20	2
Additional paid-in capital	156,614	73,324
Deferred stock-based compensation	(7,133)	(8,386)
Note receivable from stockholder	(96)	(96)
Accumulated other comprehensive loss	(14)	(2)
Deficit accumulated during the development stage	(97,286)	(79,502)
Total stockholders’ equity (deficit)	52,105	(14,654)
Total liabilities and stockholders’ equity (deficit)	$63,072	$39,130

FAVRILLE, INC.
(a development stage company)

STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

Unaudited

	Three Months ended June 30,		Six Months ended June 30,		Period from January 21, 2000 (inception) to June 30,
	2005	2004	2005	2004	2005
Operating expenses:
Research and development	$7,560	$4,264	$14,021	$7,992	$51,975
General and administrative	1,323	879	2,607	1,863	13,063
Amortization of stock-based compensation:
Research and development	349	352	716	499	2,026
General and administrative	358	362	738	486	1,999
Total operating expenses	9,590	5,857	18,082	10,840	69,063
Interest income	409	98	705	113	1,622
Interest expense.	(181)	(205)	(389)	(411)	(1,693)
Other income (expense).	(11)	2	(12)	2	8
Total other income (expense), net .	217	(105)	304	(296)	(63)
Net loss	(9,373)	(5,962)	(17,778)	(11,136)	$69,126)
Deemed dividend—beneficial conversion feature for Series C redeemable convertible preferred stock	—	(11,947)	—	(28,103)	(28,103)
Accretion of Series C redeemable convertible preferred stock issuance costs	—	(16)	(6)	(16)	(57)
Net loss applicable to common stockholders	$(9,373)	$(17,925)	$(17,784)	$(39,255)	$(97,286)
Historical net loss per share:
Basic and diluted	$(0.47)	$(17.11)	$(1.10)	$(40.72)
Weighted-average shares—basic and diluted	19,810,409	1,047,787	16,118,557	964,024